Exhibit 99.1

Contact: Stacey Yonkus Director, Investor Relations (212) 885-2512 investor@asburyauto.com

Asbury Automotive Group Announces Receipt of Requisite Consents and Expected Pricing of the Tender Offer for Its Outstanding 9% Senior Subordinated Notes Due 2012

NEW YORK, Mar. 8 /PRNewswire-FirstCall/ — Asbury Automotive Group, Inc. (NYSE: ABG) today announced that it has determined the expected price for its previously announced cash tender offer for any and all of its outstanding $250 million principal amount of 9% senior subordinated notes due 2012 (CUSIP Nos. 043436AB0 and 043436AA2). The tender offer and related consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated February 26, 2007, and a related Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

The Company currently expects to accept for payment, subject to the satisfaction of the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, all of the validly tendered notes on March 26, 2007; accordingly, the total consideration and the tender offer consideration for the notes is being determined assuming payment on such date.  The total consideration for each $1,000 principal amount of notes tendered prior to 5:00 p.m., New York City time, on March 7, 2007, which was the consent payment deadline, and accepted for purchase pursuant to the tender offer is $1,051.58.  The total consideration includes a consent payment of $30.00 for each $1,000 principal amount tendered.  The tender offer by the Company will expire at midnight, New York City time, on March 23, 2006, unless extended or earlier terminated by the Company (the “Expiration Date”).  Notes accepted for payment that are validly tendered subsequent to the consent payment deadline but prior to the Expiration Date, will receive the tender offer consideration of $1,021.58 for each $1,000 principal amount tendered.  In addition to the total consideration or the tender offer consideration payable, as applicable, the Company will pay accrued and unpaid interest from the last interest payment date to, but not including, the payment date.

As of 5:00 p.m., New York City time, on March 7, 2007, the Company had received valid tenders and consents from holders of $238,047,000 aggregate principal amount (representing approximately 95.2%) of the outstanding notes.  The consents received are sufficient to amend the indenture governing the notes, and the Company intends to execute a supplemental indenture as soon as practicable.  Although the Company intends to execute the supplemental indenture as soon as practicable, the amendments will not become operative unless and until all validly tendered notes are accepted for purchase pursuant to the tender offer.

The tender offer is subject to certain conditions described in the Offer to Purchase and Consent Solicitation Statement, including the consummation by the Company of financing on terms and conditions satisfactory to the Company and resulting in the receipt by the Company of gross proceeds of not less than the principal amount of the notes outstanding.

Goldman, Sachs & Co. is acting as exclusive dealer manager and solicitation agent for the tender offer and the consent solicitation. The information agent and tender agent for the tender offer is Global Bondholder Services Corporation. Questions regarding the tender offer and consent solicitation may be directed to Goldman, Sachs & Co.’s Liability Management Group, at telephone number (800) 828-3182 (toll free) and (212) 357-0775 (collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to Global Bondholder Services Corporation, at telephone number (866) 470-4300 (toll free) and (212) 430-3774 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the notes nor is this announcement an offer to sell or solicitation of an offer to purchase new securities. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent.

About Asbury Automotive Group

Asbury Automotive Group, Inc. (“Asbury”), headquartered in New York City, is one of the largest automobile retailers in the U.S. Built through a combination of organic growth and a series of strategic acquisitions, Asbury currently operates 85 retail auto stores, encompassing 112 franchises for the sale and servicing of 33 different brands of American, European and Asian automobiles. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, but are not limited to, statements relating to the successful completion of the tender offer and consent solicitation.  These statements are based on management’s current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, the risks and uncertainties set forth in the Offer to Purchase and Consent Solicitation Statement under the headings “Forward-Looking Statements” and “Certain Significant Considerations” and in the Company’s 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission.  There can be no guarantees the Company’s plans will be successfully implemented or that they will prove to be commercially successful. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

SOURCE Asbury Automotive Group, Inc.